Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Nautilus, Inc.
	Ron Arp	John Mills
	(360)859-2514	(310)954-1105

NAUTILUS, INC. ANNOUNCES PRELIMINARY FIRST QUARTER 2007

RESULTS AND ANNOUNCES DATE FOR CONFERENCE CALL

Company reaffirms full year 2007 earnings growth of 20-30 percent

VANCOUVER, Wash. – (April 11, 2007) – Pure fitness company Nautilus, Inc. (NYSE: NLS) has announced preliminary results for the first quarter of 2007 and has reaffirmed its earnings guidance for the full year.

For the first quarter 2007, the Company now expects earnings per diluted share of $0.08-0.09 on net sales of around $160 million, compared to previous guidance of $0.18-0.21 per share on net sales of $185-195 million. For the full year 2007, the Company expects earnings growth of 20-30 percent on sales growth of 5-10 percent.

“Our international, apparel and commercial businesses performed well. However, the North American market for home fitness was sluggish, which resulted in a substantial shortfall in March retail replenishment orders, and softness in direct,” said Gregg Hammann, Chairman and CEO of Nautilus, Inc.

“We believe the North American consumer has been spending more discretionary dollars on higher priced and aggressively promoted electronic items instead of fitness equipment. Further, the slowdown in housing is affecting our retail business as fewer homes are being built or remodeled, which means fewer new home gyms being filled with equipment.

“We believe discretionary spending will pick up in the latter half of 2007 and, as a leader in fitness, we are taking proactive steps to move fitness back to the forefront of consumer decision-making. To counter the softness in fitness sell-through, we are bringing forward new products that were previously planned for 2008, introducing new promotional programs, and making necessary organizational changes that assure our key management is close to the customer.

“We are confident that these steps will help us make up some ground later in the year, along with managing expenses wisely and continuing to improve our gross margins through supply chain improvements. We are better positioned than any other fitness company with our strong and diversified brands, channels and supply chain.”

First Quarter 2007 Conference Call Set

The first quarter 2007 investor conference call is scheduled for 5 p.m. EDT (2 p.m. PDT) May 2, 2007. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call 800-576-7258 in North America and 212-748-2760 from outside North America. Participants will include: Gregg Hammann, Chairman and Chief Executive Officer; Bill Meadowcroft, Chief Financial Officer; and Tim Hawkins, President of the Fitness Equipment Business.

A telephonic playback will be available from 4:00 p.m. PT May 2 through 4:00 p.m. PT, May 16, 2007. North American callers can dial 800-633-8284, and international callers can dial 402-977-9140 to hear the playback. The passcode is 21333672.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a pure fitness company that provides tools and education necessary to help people achieve a fit and healthy lifestyle. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R) Fitness, StairMaster(R), and Pearl iZUMi(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $680 million in 2006. It has 1,500 employees and operations in Washington, Oregon, Colorado, Oklahoma, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com

SAFE HARBOR: This press release includes forward-looking statements, including statements concerning estimated future sales and earnings, new product introduction, and operational improvement. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.